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                                                                    EXHIBIT 99.2

                                PUGET ENERGY INC.
                     NONQUALIFIED STOCK OPTION GRANT NOTICE

     Puget Energy, Inc. (the "Company") hereby grants to Participant an Option (the "Option") to purchase shares of the Company's Common Stock. The Option is subject to all the terms and conditions set forth in this Nonqualified Stock Option Grant Notice (this "Grant Notice") and in the Nonqualified Stock Option Agreement (the "Option Agreement"), which is attached to and incorporated into this Grant Notice in its entirety. The Option is granted outside the Company's Amended and Restated 1995 Long-Term Incentive Compensation Plan (the "Plan") but, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan. Capitalized terms that are not defined in this Grant Notice and the Option Agreement but defined in the Plan have the meanings given to them in the Plan.

Participant:                            Stephen P. Reynolds

Grant Date:                             January 7, 2002

Vesting Commencement Date:              January 1, 2002

Number of Shares Subject to Option:     150,000

Exercise Price (per Share):             $22.51

Option Expiration Date:                 January 7, 2012 (subject to earlier
                                        termination in accordance with the terms of the Plan and the Option Agreement)

Type of Option:                         Nonqualified Stock Option

Vesting and Exercisability Schedule:    20% of the shares subject to the Option
                                        will vest and become exercisable on each anniversary of the Vesting Commencement
                                        Date over the next five years.

Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to the terms and conditions set forth in, this Grant Notice, the Option Agreement and the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject with the exception of the Agreement between Puget Sound Energy, Inc., the Company and Stephen P. Reynolds, entered into as of January 1, 2002 (the "Employment Agreement").


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PUGET ENERGY, INC.                         STEPHEN P. REYNOLDS



By:  /s/ Stephen McKeon                        /s/ Stephen P. Reynolds
   --------------------------------        -------------------------------------
                                                       Signature

       Stephen A. McKeon                   Date:    March 11, 2002
                                                --------------------------------


                                           Address:    P.O. Box 97034 OBC- -15
Its: Sr. Vice President, Legal and                 -----------------------------
Finance, Chief Financial Officer                       Bellevue, WA  98009
                                           -------------------------------------


Attachments:

1.   Nonqualified Stock Option Agreement

2.   Agreement between Puget Energy, Inc., Puget
     Sound Energy, Inc. and Stephen P. Reynolds, entered into as of January 1, 2002

3.   Amended and Restated 1995 Long-Term
     Incentive Compensation Plan

                                       -2-

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                               PUGET ENERGY, INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT

     Pursuant to your Nonqualified Stock Option Grant Notice (the "Grant Notice") and this Nonqualified Stock Option Agreement (this "Option Agreement"), Puget Energy, Inc. (the "Company") has granted you an Option outside its Amended and Restated 1995 Long-Term Incentive Compensation Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. Except as expressly provided otherwise herein and in the Grant Notice, the Option is limited by and subject to the express terms and conditions of the Plan. Capitalized terms not explicitly defined in this Option Agreement or the Grant Notice but defined in the Plan have the same definitions as in the Plan.

     The details of the Option are as follows:

1.   Vesting and Exercisability

     Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the termination of your employment or service relationship with the Company and the unvested portion of the Option will terminate.

     Notwithstanding the foregoing,

     (a) Upon a Change of Control (as the term Change of Control is defined in your Agreement with the Company and Puget Sound Energy, Inc., entered into as of January 1, 2002 (the "Employment Agreement")) of the Company, the Option will become fully vested and immediately exercisable, and you may defer any gain realized upon exercise of the Option in accordance with the terms of the Employment Agreement; and

     (b) If your employment or service relationship with the Company is terminated by the Company without Cause or by you with Good Reason (as the terms Cause and Good Reason are defined in the Employment Agreement), the vesting and exercisability of the Option will be accelerated by two years.

2.   Securities Law Compliance

     Notwithstanding any other provision of this Option Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

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3.   Method of Exercise

     You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following:

     (a)  by cash;

     (b)  by check acceptable to the Company;

     (c) by tendering, either actually or by attestation, shares of Common Stock you have owned for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

     (d) by delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

     (e)  by any other method permitted by the Plan Administrator.

4.   Termination of Employment

     Subject to the provisions of Section 1 above, the unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company for any reason ("Termination of Service"), including without limitation, termination by the Company for Cause, voluntary resignation by you without Good Reason or the occurrence of your Retirement, Disability or death (as the term Disability is defined in the Employment Agreement). You may exercise the vested portion of the Option as follows:

          (a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

          (b) Retirement or Disability. If your Termination of Service is due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and
(ii) the Option Expiration Date; and

          (c) Death. If your Termination of service is due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date.

                                       -2-

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          It is your responsibility to be aware of the date the Option terminates.

5.   Limited Transferability

     During your lifetime only you can exercise the Option unless the Plan Administrator permits otherwise. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.

6.   Withholding Taxes

     As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

7.   Option Not an Employment or Service Contract

     Nothing in the Option or the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate your employment or other relationship at any time, with or without Cause.

8.   No Right to Damages

     You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Subsidiary to you.

9.   Binding Effect

     This Option Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

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